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                                                                    EXHIBIT 12


McDonnell Douglas Finance Corporation and Subsidiaries
Computation of Ratio of Income to Fixed Charges



                                          Years Ending December 31,
(Dollars in millions)                1995    1994    1993    1992    1991
Income:
 Income from continuing operations
   before taxes on
   income and cumulative effect of
   accounting
   change		                          $ 61.2   $  41.9 $  40.8  $48.0 $  57.2

 Fixed charges                        105.4     111.8   120.0 149.4    202.0
 Income from continuing operations
   before taxes on
   income, cumulative effect of
   accounting change
   and fixed charges	   	           $ 166.6  $ 153.7 $ 160.8 $197.4 $ 259.2

Fixed charges:
 Interest expense                   $ 101.9  $ 108.3 $ 116.4 $145.9 $ 198.5
 Preferred stock cash dividends         3.5      3.5     3.6    3.5     3.5
                                    $ 105.4  $ 111.8 $ 120.0 $149.4 $ 202.0


 Ratio of income from continuing
   operations before
   taxes on income, cumulative effect
   of accounting
   change and fixed charges to fixed
   charges                               1.58    1.37    1.34   1.32    1.28